Exhibit 10.2

BNB PLUS CORP.

25 Health Sciences Drive

Stony Brook, NY 11790

May 26, 2026

Holders of Series E Common Stock Purchase Warrants

Re:	Warrant Inducement and Exchange Agreement

Dear Holder:

BNB Plus Corp. (the “Company”) is pleased to offer to you (a “Holder”, “you” or similar terminology) the opportunity to receive securities of the Company pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder, in consideration for you exercising for cash certain common stock purchase warrants and exchanging such shares of common stock and other securities of the Company for certain shares of preferred stock and other securities of the Company, as further outlined below under the headings Warrant Exercise and Exchange of Securities.

In connection with the Company’s cash private placement, which closed on October 3, 2025, and/or the Company’s cryptocurrency private placement, which closed on October 23, 2025 (collectively the “October Private Placement”), the Holder, or its assigns, was issued shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) and/or pre-funded warrants in lieu thereof to purchase shares of the Company’s common stock at a per share exercise price of $0.0001 per share (the “October Pre-Funded Warrants”), and Series E-1 Common Stock Purchase Warrants and/or Series E-2 Common Stock Purchase Warrants, each to purchase shares of Common Stock at a per share exercise price of $3.82 (collectively the “Series E Warrants”).

Warrant Exercise

For the consideration set forth below, the Holder hereby agrees that at the Execution Time, the Holder will exercise for cash a percentage of all Series E Warrants issued to the Holder, or its assigns, in the October Private Placement, at the exercise price of $3.82 per share of Common Stock, as set forth on the Notice of Exercise and Irrevocable Written Notice of Exchange to this letter agreement (the Holder’s “Signature Page”). To the extent a Holder determines, in its sole discretion, that the exercise of the Holder’s Series E Warrants would cause such Holder (together with such Holder’s Affiliates, and any Person acting as a group together with such Holder or any of such Holder’s Affiliates) to exceed the beneficial ownership limitation set forth in the Series E Warrants, in lieu of receiving the shares of Common Stock issuable upon the exercise of the Series E Warrants above such beneficial ownership limitation (the “Limited Shares”), the Holder may elect to receive Series B-2 Prefunded Preferred Stock Purchase Warrants, defined below, exercisable for a number of shares of Series B-2 Preferred Stock, defined below, equal to the number of Limited Shares.

The Holder agrees that it will exercise at least 13% (the “Minimum Percentage”) of its Series E Warrants. The Holder may choose to exercise more than the Minimum Percentage (an “Excess Exercise”) in the Holder’s sole discretion; provided, however, that notwithstanding the foregoing, if (x) the aggregate amounts payable to the Company after giving effect to the Holder’s Warrant Exercise Price, defined below, and after giving effect to the sum of the aggregate Warrant Exercise Price delivered to the Company by other holders of Series E Warrants plus (y) the aggregate Subscription Amounts payable to the Company pursuant to the Securities Purchase Agreement, as defined in Annex A, would exceed $5.0 million, then to maintain such aggregate amount at or below $5.0 million, the total Series E Warrants the Holder may exercise pursuant to this letter agreement may be reduced to any percentage (the “Reduced Percentage”), at the Company’s sole discretion, on a pro-rata basis with the other holders exercising their Series E Warrants pursuant to this letter agreement, and any Warrant Exercise Price delivered by the Holder pursuant to this letter agreement in excess of the Warrant Exercise Price that would have been due for the exercise by the Holder of its Series E Warrants at the Reduced Percentage shall be returned to the Holder by the Company without interest as soon as reasonably practical and without undue delay. Any Series E Warrants that the Holder elects to exercise under this letter agreement above a Reduced Percentage shall be deemed to not have been exercised by the Holder, which warrants shall remain outstanding pursuant to their terms. The aggregate shares of Common Stock issuable upon exercise of the Series E Warrants, including Limited Shares, if any, is referred to herein as the “Total Series E Warrant Exercise Shares”. The shares of Common Stock issuable upon exercise of the Series E Warrants, excluding the Limited Shares, is referred to herein as the “Exercise Shares” while the portion of the Exercise Shares received as a result of an Excess Exercise is referred to herein as the “Excess Exercise Shares”.

As consideration for exercising the Series E Warrants at the Execution Time, the Company hereby offers to issue you, pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, a number of shares of Series B-1 Convertible Preferred Stock, par value $0.001 per share, which preferred stock is convertible into shares of Common Stock and shall be governed by the Delaware Certificate of Designation of the Series B-1 Convertible Preferred Stock in the form of Exhibit A attached hereto (the “Series B-1 Preferred Stock”); provided, however, that, to the extent a Holder determines, in its sole discretion, that such Holder (together with such Holder’s Affiliates, and any Person acting as a group together with such Holder or any of such Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation, or as such Holder may otherwise choose, in lieu of receiving Series B-1 Preferred Stock, such Holder may elect to receive Series B-1 Prefunded Preferred Stock Purchase Warrants (the “Series B-1 Prefunded Warrants”) exercisable for shares of Series B-1 Preferred Stock (the “Series B-1 Warrant Shares”). The “Beneficial Ownership Limitation” shall be 4.99% (or, at the election of the Holder at Closing, 9.99% or 19.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance and exchange of the securities on the Closing Date. Additionally and notwithstanding anything herein to the contrary, the Company may re-allocate a portion of the Series B-1 Preferred Stock issuable to the Holder to Series B-1 Prefunded Warrants in lieu of Series B-1 Preferred Stock solely to the lesser of (x) the amount in excess of 19.99% and (y) the minimum extent necessary to avoid a violation of the rules and regulations of any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the OTCQX Market, or the OTCQB Market (or any successors to any of the foregoing) or, for a period no longer than 15 consecutive Trading Days, the OTCID Basic Market within the Pink Open Market, while the Company’s application to the OTCQX or OTCQB is being processed (the principal “Trading Market”); provided, that the Company shall give the Holder prior written notice of any such re-allocation, identify the applicable rule or regulation requiring such re-allocation, and use commercially reasonable efforts to structure such re-allocation in a manner that preserves the economic and voting position that the Holder would have received absent such re-allocation. The Holder’s calculation of its beneficial ownership for purposes of this paragraph shall be conclusive absent manifest error.

The Series B-1 Prefunded Warrants will have an exercise price of $0.0001 per share, subject to customary adjustments as provided in the Series B-1 Prefunded Warrants, will be exercisable immediately upon issuance and can be exercised at any time after their issuance until exercised in full. The Series B-1 Prefunded Warrants shall be substantially in the form as set forth in Exhibit B hereto.

The number of shares of Series B-1 Preferred Stock (including Series B-1 Preferred Stock underlying Series B-1 Prefunded Warrants, if applicable) issuable to the Holder shall equal the quotient by dividing [A - (B x C)] by (X), where:

(A) = the Warrant Exercise Price (defined below);

(B) = the Total Series E Warrant Exercise Shares;

(C) = $0.38 (the “Market Price”); and

(X) = $1.05.

In addition, for any Excess Exercise Shares, the Holder may choose, in its sole discretion, to (i) include such Excess Exercise Shares as Exchange Shares (defined below); (ii) retain the Excess Exercise Shares for the Holder’s own account and receive a transferable right to exchange a number of shares of Common Stock equal to the Excess Exercise Shares for Series B-2 Preferred Stock, subject to the terms of the Transferable Rights Agreement set forth in Exhibit C hereto, or (iii) a combination of (i) or (ii) above.

The resale of the shares of Common Stock underlying the Series E Warrants has been registered pursuant to the registration statement on Form S-1, as amended (File No. 333-291156) (the “Registration Statement”). The Registration Statement is currently effective and, upon exercise of the Series E Warrants pursuant to this letter agreement, will be effective for the issuance of the Exercise Shares. The Series B-1 Preferred Stock, Series B-1 Prefunded Warrants, if applicable, and Series B-2 Prefunded Warrants, if applicable, to be issued to the Holder shall be issued pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, on the books and records of the Company as of the Closing.

Exchange of Securities

Subject to the other provision of this letter agreement, (1) all of the Holder’s shares of Common Stock (i) received by the Holder in the October Private Placement, (ii) issued upon exercise of the Series E Warrant up to the Minimum Percentage, and (iii) issued upon exercise of the Series E Warrant above the Minimum Percentage that the Holder elects to exchange at Closing, as set forth on the Holder’s Signature Page hereto (the “Exchange Shares”), shall be exchanged for an equal number of shares of Series B-2 Convertible Preferred Stock, par value $0.001 per share, which preferred stock is convertible into shares of Common Stock and shall be governed by the Delaware Certificate of Designation of the Series B-2 Convertible Preferred Stock in the form of Exhibit D attached hereto (the “Series B-2 Preferred Stock”); and (2) all of the Holder’s October Pre-Funded Warrants issued to the Holder, or its assigns, in the October Private Placement shall be exchanged for an equal number of Series B-2 Prefunded Preferred Stock Purchase Warrants (the “Series B-2 Prefunded Warrants”) exercisable for shares of Series B-2 Preferred Stock (the “Series B-2 Warrant Shares”) (collectively the “Exchange”). To the extent a Holder determines, in its sole discretion, that such Holder (together with such Holder’s Affiliates, and any Person acting as a group together with such Holder or any of such Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation, or as such Holder may otherwise choose, in lieu of receiving Series B-2 Preferred Stock pursuant to this paragraph, such Holder may elect to receive Series B-2 Prefunded Warrants. Additionally and notwithstanding anything herein to the contrary, the Company may re-allocate a portion of the Series B-2 Preferred Stock issuable to the Holder to Series B-2 Prefunded Warrants in lieu of Series B-2 Preferred Stock solely to the lesser of (x) the amount in excess of 19.99% and (y) the minimum extent necessary to avoid a violation of the rules and regulations of the principal Trading Market the Common Stock is then traded on; provided, that the Company shall give the Holder prior written notice of any such re-allocation, identify the applicable rule or regulation requiring such re-allocation, and use commercially reasonable efforts to structure such re-allocation in a manner that preserves the economic and voting position that the Holder would have received absent such re-allocation. The Holder’s calculation of its beneficial ownership for purposes of this paragraph shall be conclusive absent manifest error.

The Series B-2 Prefunded Warrants will have an exercise price of $0.0001 per share, subject to customary adjustments as provided in the Series B-2 Prefunded Warrants, will be exercisable immediately upon issuance and can be exercised at any time after their issuance until exercised in full. The Series B-2 Prefunded Warrants shall be substantially in the form as set forth in Exhibit E hereto.

The Exchange will be deemed to be effective as of the close of business on the Closing Date (as defined below) and the Exchange Shares shall be deemed to be automatically cancelled on the books and records of the Company and such Common Stock shall have no further rights or privileges and shall no longer be deemed to be outstanding Common Stock of the Company for any purpose from and after the close of business on the Closing Date and the Series B-2 Preferred Stock to be issued in the Exchange shall be deemed to be automatically issued to the Holder, pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder, on the books and records of the Company as of the close of business on the Closing Date. The Holder agrees that prior to the Closing Date it will promptly return to the Company all Exchange Shares held by it in a brokerage account.

The Series B-1 Preferred Stock and Series B-2 Preferred Stock, are collectively referred to herein as the “Preferred Stock”. The Series B-1 Prefunded Warrants and Series B-2 Prefunded Warrants are collectively referred to herein as the “Prefunded Warrants”. The shares of Preferred Stock issuable upon exercise of the Prefunded Warrants are collectively referred to herein as the “Prefunded Warrant Shares.”

As further consideration for the transactions described above under the headings Warrant Exercise and Exchange of Securities, Build & Build, LLC, a Delaware limited liability company, and BNBX Ltd., a British Virgin Islands business company, wholly owned subsidiaries of the Company and wholly owned subsidiaries that may be formed hereafter to hold Digital Assets or may become additional guarantors pursuant to the DATS Guaranty, defined below, (the “DAT Subsidiaries”), shall enter into the irrevocable and unconditional guarantee in favor of the Holder and the purchasers party to the Securities Purchase Agreement, in the form of Exhibit F attached hereto (the “DATS Guaranty”). For the avoidance of doubt, the DAT Subsidiaries shall guarantee, on a joint and several basis, all Guaranteed Obligations to the Guaranteed Parties, as and when the same shall become due and payable by the Company under the Certificate of Designations of the Preferred Stock, the Securities Purchase Agreement, the Inducement Agreement, or any other Transaction Document, as each defined term in this sentence is defined in the DATS Guaranty.

Expressly subject to the paragraph below immediately following this paragraph, Holder may accept this offer by signing the Holder’s Signature Page, with such acceptance constituting Holder’s exercise of the percentage of Series E Warrants for an aggregate exercise price set forth on the Holder’s Signature Page hereto (the “Warrant Exercise Price”) before 4:00 p.m., Eastern Time, on June 11, 2026 (the “Execution Time”) and the transactions contemplated by the Exchange hereby.

The Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, or on which it exercises any Prefunded Warrants it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and agrees that the Preferred Stock and Prefunded Warrants will contain restrictive legends when issued, and the Preferred Stock, Prefunded Warrants and Prefunded Warrant Shares, and Rights (in the form attached to the Transferable Rights Agreement) will not be registered under the Securities Act. Also, Holder represents and warrants that it is acquiring the Preferred Stock, Prefunded Warrants, and any Rights as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Preferred Stock, Prefunded Warrants, Prefunded Warrant Shares, any Rights (this representation is not limiting Holder’s right to sell the Prefunded Warrant Shares in compliance with applicable federal and state securities laws).

The Company agrees that nothing herein shall be interpreted as a waiver by the Holder of the Company’s obligations pursuant to Section 2(d) of the Series E Warrants to deliver new Series E Warrants remaining for any partial exercise, if applicable, and to deliver any Exercise Shares that are not included as Exchange Shares that are to be retained by the Holder, in the manner contemplated by the Series E Warrants.

Additionally, pursuant to Section 5(l) of the Series E Warrants, the Holder hereby expressly waives the delivery obligations set forth in Section 2(d) of the Series E Warrants for any Exercise Shares or Limited Shares required to be delivered hereunder, and the Holder expressly acknowledges and agrees that the Company shall not be required to deliver any shares of Common Stock issuable upon exercise of the Series E Warrants that are Exercise Shares or Limited Shares; provided, that the Company shall concurrently deliver to the Holder Series B-2 Preferred Stock (or Series B-2 Prefunded Warrants, if applicable) in lieu of such Exercise Shares and Series B-2 Prefunded Warrants in lieu of such Limited Shares, which Series B-2 Prefunded Warrants shall be immediately exercisable, subject only to the applicable Beneficial Ownership Limitation, and shall otherwise provide the Holder with the same economic position as the Exercise Shares and Limited Shares. Delivery by the Company to the Holder of Series B-2 Preferred Stock (or Series B-2 Prefunded Warrants, if applicable) in lieu of such Exercise Shares and Series B-2 Prefunded Warrants in lieu of such Limited Shares shall constitute the full and complete delivery obligations for such shares pursuant to the Series E Warrants, except to the extent the number of Exercise Shares, Series B-2 Preferred Stock, Limited Shares or Series B-2 Prefunded Warrants have been incorrectly calculated or such Series B-2 Preferred Stock and Series B-2 Prefunded Warrants are not delivered in accordance with this paragraph.

The Holder understands that while the Company hereby agrees to enter into a Registration Rights Agreement with the Holder for the registration of the Common Stock underlying the Preferred Stock and the Prefunded Warrant Shares, substantially in the form as Exhibit G, issuance of the Preferred Stock, Prefunded Warrants, Prefunded Warrant Shares, and Rights is not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.”

Any statement evidencing the Preferred Stock, Prefunded Warrants, or Prefunded Warrant Shares, shall not contain any legend (including the legend set forth above), (i) following any sale of such Preferred Stock, Prefunded Warrants, and Prefunded Warrant Shares or transfer of Rights pursuant to Rule 144 under the Securities Act, or (ii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) and (ii), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Company or its transfer agent, if required, promptly after the Delegend Date if required to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Company. The Company shall not impose, any additional documentation, opinion, representation or other requirement on the Holder as a condition to legend removal or delivery except to the extent required by applicable law. From and after the Delegend Date, such Preferred Stock, Prefunded Warrants, or Prefunded Warrant Shares shall be issued free of all such legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than one (1) Trading Day (such first (1st) Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such securities that is free from all restrictive and other such legends.

No later than 9:00 a.m. (New York City time), on the Trading Date following the date this letter agreement is first signed, the Company shall issue a press release disclosing the material terms of the transactions contemplated hereby and shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including the filing with the Commission of this letter agreement as an exhibit thereto within the time required by the Exchange Act. From and after the dissemination of such press release, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees or agents in connection with the transactions contemplated hereunder. In addition, effective upon the dissemination of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. Except for the Holders obligations pursuant to this letter agreement, the Company represents, warrants and covenants that, upon acceptance of this offer, the Exercise Shares shall be issued at Closing free of any legends or restrictions on resale by the Holder.

The Company shall provide the Holder and its counsel a reasonable opportunity to review and comment on any press release, Current Report on Form 8-K or other public disclosure that names the Holder or describes the Holder’s participation in the transactions contemplated hereby, and the Company shall consider in good faith any comments received from the Holder or its counsel. Following dissemination of the press release and filing of the Current Report on Form 8-K contemplated by this paragraph, the Company shall not, and shall cause its subsidiaries and their respective officers, directors, employees and agents not to, provide the Holder or its Affiliates with any material, non-public information regarding the Company or its subsidiaries without the Holder’s prior written consent.

No later than the fifth (5th) Trading Day following the date all of the conditions to closing described below have been met by both parties, the closing (“Closing Date”) shall occur at such location as the parties shall mutually agree. The parties hereby agree that notwithstanding anything herein to the contrary, all shares of Preferred Stock and all Prefunded Warrants issuable pursuant to this letter agreement shall be delivered to the Holder in certificated form by the Company in the name of the Holder or its designee.

The obligations of the Holder to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver in writing by the Holder, of the following conditions on or prior to the Closing Date: (i) the representations and warranties of the Company contained in this letter agreement and Annex A shall be true and correct in all material respects as of the Closing Date, except for representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects; (ii) the Company and the DAT Subsidiaries shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them on or prior to the Closing Date; (iii) no Material Adverse Effect shall have occurred and be continuing; (iv) all Required Approvals shall have been obtained or made and shall remain in full force and effect; (v) the Certificate of Designations for the Preferred Stock shall have been duly filed with and accepted by the Secretary of State of the State of Delaware; (vi) the Securities Purchase Agreement, Registration Rights Agreement, DATS Guaranty, Prefunded Warrants and, if applicable, Transferable Rights Agreement shall have been duly executed and delivered by each applicable Company party and shall be in full force and effect; (vii) the Common Stock shall not have been suspended from trading on the principal Trading Market, except that delisting of the Common Stock from the Nasdaq Capital Markets shall not trigger this provision; and (viii) the Company shall have delivered, or caused to be delivered, all items required to be delivered by the Company under this letter agreement.

On or prior to the Closing Date, the Holder shall deliver or cause to be delivered to the Company or its designee:

(i)            all October Pre-Funded Warrants issued to the Holder, or its assigns, in the October Private Placement (or an affidavit of lost warrant and indemnity agreement in lieu of the Pre-Funded Warrants in a form acceptable to the Company);

(ii)           a duly executed copy of the notice of exercise accompanying the Series E Warrants and payment of the Warrant Exercise Price;

(iii)          all Exchange Shares held in a brokerage account by the Holder; and

(iv)          if applicable, a duly executed copy of the Transferable Rights Agreement.

On or prior to the Closing Date the Company shall deliver or cause to be delivered to the Holder:

(i)            a certified copy of the effective Series B-1 Preferred Stock Certificate of Designation filed with the Secretary of State of Delaware;

(ii)           a certified copy of the effective Series B-2 Preferred Stock Certificate of Designation filed with the Secretary of State of Delaware;

(iii)          a copy of the fully executed stock certificate evidencing the Preferred Stock issuable hereunder as registered in the name of the Holder, which shall be promptly delivered to the Holder after the Closing Date;

(iv)          a copy of the fully executed Series B-1 Prefunded Warrant in the name of the Holder, which shall be promptly delivered to the Holder after the Closing Date;

(v)           a copy of the fully executed Series B-2 Prefunded Warrant in the name of the Holder, which shall be promptly delivered to the Holder after the Closing Date;

(vi)          if applicable, a Transferable Rights Agreement duly executed by the Company;

(vii)         the Registration Rights Agreement duly executed by the Company; and

(viii)        the DATS Guaranty duly executed by the Company and the DAT Subsidiaries.

The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Exercise Shares. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regards to conflicts of laws principles. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby.

Indemnification

The Company shall indemnify and hold harmless the Holder and its Affiliates and their respective and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Holder (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Holder Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys' fees and costs of investigation that any such Holder Party may suffer or incur as a result of or relating to (a) any material breach of any of the representations, warranties, covenants or agreements made by the Company in this letter agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of such Holder Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Holder Party's representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Holder Party may have with any such stockholder or any violations by such Holder Party of state or federal securities laws or any conduct by such Holder Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Holder Party in respect of which indemnity may be sought pursuant to this letter agreement, such Holder Party shall promptly notify the Company in writing, and, the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Holder Party. Any Holder Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Holder Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel a material conflict on any material issue between the position of the Company and the position of such Holder Party, in which case the Company shall be responsible for the reasonable, actual and documented fees and expenses of no more than one such separate counsel. The Company will not be liable to any Holder Party under this letter agreement (y) for any settlement by a Holder Party effected without the Company's prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Holder Party's breach of any of the representations, warranties, covenants or agreements made by such Holder Party in this letter agreement and other Transaction Documents. The indemnification required by this Section shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred; provided, however, that if it is subsequently determined by a final, non-appealable judgment of a court of competent jurisdiction that a Holder Party was not entitled to receive such periodic payments, such Holder Party shall promptly (but in no event later than five Business Days) return such payments to the Company. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Holder Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

Equitable Remedies

The Company acknowledges and agrees that any breach or threatened breach by the Company or any of its subsidiaries of this letter agreement or any other Transaction Document may cause irreparable harm to the Holder for which monetary damages would not be an adequate remedy. Accordingly, in addition to any other rights and remedies available at law or in equity, the Holder shall be entitled to seek specific performance, injunctive relief and other equitable relief to enforce the terms of this letter agreement and the other Transaction Documents, without the necessity of proving actual damages or posting any bond or other security. The Company further agrees that it shall not oppose the granting of such relief on the basis that an adequate remedy at law exists.

Successors and Assigns

This letter agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this letter agreement or any rights or obligations hereunder without the prior written consent of each Holder (other than by merger); provided, that any successor to the Company by merger or similar transaction shall expressly assume in writing all obligations of the Company under this letter agreement and each other Transaction Document, including all delivery, registration, indemnification and guarantee-related obligations, and no such merger or similar transaction shall impair the rights or remedies of the Holder hereunder or thereunder. Any Holder may assign any or all of its rights under this letter agreement to any Person to whom such Holder assigns or transfers any Preferred Stock or Prefunded Warrants, provided that such transferee agrees in writing to be bound, with respect to the transferred securities, by the provisions of this letter agreement that apply to the Holder.

Maintenance of Digital Assets

The Company acknowledges and agrees that the Digital Assets owned by the Company or any of its subsidiaries on the date hereof, together with any such Digital Assets (or similar digital assets) subsequently acquired by the Company or any subsidiary, shall be held solely by (a) the Company or (b) a DAT Subsidiary, and each DAT Subsidiary will be, at all times during which it holds such assets, a guarantor party to the DATS Guaranty. The Company shall not, and shall cause each DAT Subsidiary not to, transfer any such Digital Assets to any Person other than the Company or a DAT Subsidiary that is then a guarantor party to the DATS Guaranty, permit any subsidiary that is not a guarantor party to the DATS Guaranty to hold any such assets, or create, incur, assume or permit to exist any Lien, as defined in Annex A, on any such assets, except for Liens expressly permitted under the Transaction Documents.

(Signature Pages Follow)

Sincerely yours,

BNB PLUS CORPORATION

By:
Name:
Title:

[Holder Signature Page Follows]

Notice of Exercise and

Irrevocable Written Notice of Exchange

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

The abovesigned hereby irrevocably constitutes and appoints any officer of BNB Plus Corp. as the attorney of the undersigned, with full power of substitution and re-substitution in the premises, solely to take ministerial actions that are necessary to exchange the Exchange Shares and October Pre-Funded Warrants to be delivered to the Company subject to this Notice of Exchange and Irrevocable Written Notice of Exchange on the books of BNB Plus Corp. for Series B-2 Preferred Stock and/or Series B-2 Prefunded Warrants, as applicable, on the books of BNB Plus Corp., in each case strictly in accordance with this Notice of Exercise and Irrevocable Written Notice of Exchange and the executed Holder’s Signature Page. The foregoing power of attorney shall not authorize any officer of BNB Plus Corp. to amend, modify, waive or release any right of the undersigned, make any election on behalf of the undersigned, or take any action inconsistent with the terms of this letter agreement or the Holder’s Signature Page, and shall terminate automatically upon completion of the Exchange.

Securities issued to Holder in October Private Placement
A	Common Stock:
B	October Pre-Funded Warrants:
Series E-1 and Series E-2 Warrants:

Series E Warrant Exercise
	Exercise Percentage of Series E Warrants*:	%

* Total Exercise Percentage will be applied pro-rata between Series E-1 and Series E-2 Warrants, if applicable.

Series E Warrants Beneficial Ownership Blocker	☐ 4.99% or ☐ 9.99%

C	Common Stock to be issued below Series E Warrant Beneficial Ownership Blocker:
D	Series B-2 Prefunded Warrants to be issued in lieu of Common Stock issuable above Series E Warrant Beneficial Ownership Blocker:
E	Total Series E Warrant Exercise Shares (C+D):

F	Warrant Exercise Price ($3.82 x E):	$

Unless indicated below, Holder is electing to include all Excess Exercise Shares as Exchange Shares.

G	Holder hereby elects to receive Transferable Rights relating to __________ Excess Exercise Shares.

H	Series B-1 Inducement ([F-(E x Market Price)]/1.05):
I	Series B-1 Preferred Stock to be issued to Holder:
Series B-1 Prefunded Warrants to be issued to Holder (H-I):

J	Exchange Shares (A+C-G):
K	Series B-2 Preferred Stock to be issued to Holder:
Series B-2 Prefunded Warrants to be issued to Holder (B+D+J-K):

Prefunded Series B-1 Preferred Stock Purchase Warrants Beneficial Ownership Blocker ☐ 4.99% ☐ 9.99% or ☐ 19.99%

Prefunded Series B-2 Preferred Stock Purchase Warrants Beneficial Ownership Blocker ☐ 4.99% ☐ 9.99% or ☐ 19.99%

[Holder Signature Page to BNB Plus Corp. Warrant Inducement and Exchange Agreement]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations, warranties and covenants to the Holder:

a)	SEC Reports; Financial Statements. Except as set forth on Schedule A, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not currently subject to Rule 144(i) under the Securities Act. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

b)	Organization and Qualification. Each of the Company and the DAT Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing (if applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, and neither the Company nor any DAT Subsidiary is in violation nor in default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Except as would otherwise not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each subsidiary of the Company, including any direct or indirect subsidiary of the Company formed or acquired after the date hereof (each a “Subsidiary”) other than a DAT Subsidiary, is an entity duly incorporated or otherwise organized, validly existing and in good standing (if applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted, and no such Subsidiary is in violation nor in default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the ability of the Company or the DAT Subsidiaries to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

c)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and each of the Prefunded Warrants, the Rights, the Transferable Rights Agreement, the Registration Rights Agreement, and the DATS Guaranty, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder (the “Transaction Documents”) and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company's stockholders in connection herewith or therewith other than in connection with the Required Approvals. This letter agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law. The DAT Subsidiaries have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the DATS Guaranty, and all exhibits and schedules thereto, and otherwise to carry out its obligations thereunder. The execution and delivery of the DATS Guaranty and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the DAT Subsidiaries and no further action is required by the DAT Subsidiaries in connection therewith other than in connection with the Required Approvals. The DATS Guaranty has been (or upon delivery will have been) duly executed by the DAT Subsidiaries and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligations of the DAT Subsidiaries enforceable against the DAT Subsidiaries in accordance with their terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

d)	Issuance of the Securities. The Preferred Stock, Prefunded Warrants, Prefunded Warrant Shares, and Rights are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents. The Company has reserved from its duly authorized capital stock the maximum number of shares of Preferred Stock and Common Stock issuable pursuant to this letter agreement. As used herein “Liens” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien, charge, claim, attachment, garnishment, levy or other restriction of any kind, whether arising by agreement, operation of law or otherwise, including any conditional sale or other title retention agreement, any lease in the nature thereof, any restriction on transfer or disposition, and any agreement to create or suffer any of the foregoing, and including any asserted or pending claim, litigation, proceeding or demand that could reasonably be expected to result in the imposition of any of the foregoing on any asset or property of the Company or any subsidiary, including any Subsidiary holding digital assets.

e)	No Conflicts. The execution, delivery and performance by the Company of this letter agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Preferred Stock, Prefunded Warrants and Rights and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

f)	Filings, Consents and Approvals. Except as would otherwise not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filing of the Certificate of Designations for the Preferred Stock with the Secretary of State of the State of Delaware, (ii) the filings required by this letter agreement, (iii) the filing of registration statements with the Commission pursuant to the Registration Rights Agreement, (iv) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the securities and the listing of the Common Stock underlying such securities issuable in connection with the Securities Purchase Agreement between the Company and the purchasers party thereto, or trading thereon in the time and manner required thereby, (v) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of securities and the listing of shares of Common Stock underlying such securities issuable in connection with this letter agreement, or trading thereon in the time and manner required thereby, and (vi) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

g)	Listing of Common Stock. The Company hereby agrees to use commercially reasonable efforts to maintain the listing or quotation of the Common Stock on a Trading Market, and concurrently with the Closing, the Company shall apply to list or quote all of the Common Stock issuable upon conversion of the Preferred Stock and shares of Common Stock issuable upon conversion of the Prefunded Warrant Shares (the “Conversion Shares”) on the Trading Market on which it is currently listed and promptly secure the listing of all of the Conversion Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Stock traded on any other Trading Market, it will then include in such application all of the Conversion Shares, and will take such other action as is necessary to cause all of the Conversion Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer. The Company shall promptly notify the Holder in writing of (i) any notice received from any Trading Market regarding the Company’s compliance with listing or maintenance requirements, (ii) any determination by the Company to list on a different Trading Market, and (iii) any delisting, suspension of trading, or threatened delisting or suspension affecting the Common Stock. Any information filed or furnished by the Company with the Commission and delivered to (a) purchasers party to the Securities Purchase Agreement which purchased at least 50.1% in interest of the Conversion Shares and Common Warrant Shares, as defined in the Securities Purchase Agreement, based on the initial subscription amounts thereunder, or (b) the designee or delegate thereof, that includes the information required by this Annex A Section (g)(i), (ii), or (iii) within the timeframe required by the Commission and the applicable Trading Market, shall constitute prompt written notice to the Holder by the Company required by this Annex A Section (g).

Exhibit A

Form of Delaware Certificate of Designation of the Series B-1 Preferred Stock

Exhibit B

Form of Series B-1 Prefunded Preferred Stock Purchase Warrants

Exhibit C

Form of Transferable Rights Agreement

Exhibit D

Form of Delaware Certificate of Designation of the Series B-2 Preferred Stock

Exhibit E

Form of Series B-2 Prefunded Preferred Stock Purchase Warrants

Exhibit F

Form of DATS Guaranty

Exhibit G

Form of Registration Rights Agreement